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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ______)*

ELECTRIC CITY CORPORATION
------------------------------------------------
(Name of Issuer)

COMMON STOCK
------------------------------------------------
(Title of Class of Securities)

284868106
------------------------------------------------
(CUSIP Number)

DECEMBER 31, 2005
------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act, (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

--------------------
Cusip No. 284868106
--------------------

1. Names of Reporting Persons.

   Dynamis Advisors, LLC

   IRS Identification Nos. of above persons (entities only).

   54-1852654

2. Check the Appropriate Box if a Member of a Group
   (See Instructions).

 (a)[ ]
 (b)[X] Joint filing pursuant to Rule 13d-1(k)(1)

3. SEC Use Only.


4. Citizenship or Place of Organization.

   Virginia Limited Liability Company

Number of Shares Beneficially Owned by Each Reporting
 Person with:

5. Sole Voting Power.

   2,582,534

6. Shared Voting Power.

   2,820,434

7. Sole Dispositive Power.

   2,635,009

8. Shared Dispositive Power.

   2,872,909

9. Aggregate Amount Beneficially Owned by Each Reporting
   Person.

   2,872,909

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares (See Instructions).

    N/A

11. Percent of Class Represented by Amount in Row (9).

    5.4%

12. Type of Reporting Person (See Instructions).

    IA

--------------------
Cusip No. 284868106
--------------------

1. Names of Reporting Persons.

   Investment Management of Virginia, LLC

   IRS Identification Nos. of above persons
   (entities only).

   54-1994290

2. Check the Appropriate Box if a Member of a Group
   (See Instructions).

 (a)[ ]
 (b)[X] Joint filing pursuant to Rule 13d-1(k)(1)

3. SEC Use Only.


4. Citizenship or Place of Organization.

   Virginia Limited Liability Company

Number of Shares Beneficially Owned by Each Reporting
 Person with:

5. Sole Voting Power.

   2,582,534

6. Shared Voting Power.

   2,820,434

7. Sole Dispositive Power.

   2,635,009

8. Shared Dispositive Power.

   2,872,909

9. Aggregate Amount Beneficially Owned by Each Reporting Person.

   2,872,909

10.Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions).

    N/A

11. Percent of Class Represented by Amount in Row (9).

    5.4%

12. Type of Reporting Person (See Instructions).

    IA

--------------------
Cusip No. 284868106
--------------------

1. Names of Reporting Persons.

   Alexander H. Bocock

   IRS Identification Nos. of above persons
  (entities only).

   N/A

2. Check the Appropriate Box if a Member of a Group
   (See Instructions).

  (a)[ ]
  (b)[X] Joint filing pursuant to Rule 13d-1(k)(1)

3. SEC Use Only.


4. Citizenship or Place of Organization.

   U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person with:

5. Sole Voting Power.

   209,700

6. Shared Voting Power.

   2,820,434

7. Sole Dispositive Power.

   209,700

8. Shared Dispositive Power.

   2,872,909

9. Aggregate Amount Beneficially Owned by Each Reporting        Person.

   2,872,909

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares (See Instructions).

    N/A

11. Percent of Class Represented by Amount in Row (9).

    5.4%

12. Type of Reporting Person (See Instructions).

    IN

--------------------
Cusip No. 284868106
--------------------

1. Names of Reporting Persons.

   John H. Bocock

   IRS Identification Nos. of above persons
   (entities only).

   N/A

2. Check the Appropriate Box if a Member of a Group
   (See Instructions).

  (a)[ ]
  (b)[X] Joint filing pursuant to Rule 13d-1(k)(1)

3. SEC Use Only.


4. Citizenship or Place of Organization.

   U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person with:

5. Sole Voting Power.

   18,200

6. Shared Voting Power.

   2,820,434

7. Sole Dispositive Power.

   18,200

8. Shared Dispositive Power.

   2,872,909

9. Aggregate Amount Beneficially Owned by Each Reporting Person.

   2,872,909

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares (See Instructions).

    N/A

11. Percent of Class Represented by Amount in Row (9).

    5.4%

12. Type of Reporting Person (See Instructions).

    IN

--------------------
Cusip No. 284868106
--------------------

1. Names of Reporting Persons.

   Frederic S. Bocock

   IRS Identification Nos. of above persons
   (entities only).

   N/A

2. Check the Appropriate Box if a Member of a Group
   (See Instructions).

  (a)[ ]
  (b)[X] Joint filing pursuant to Rule 13d-1(k)(1)

3. SEC Use Only.


4. Citizenship or Place of Organization.

   U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person with:

5. Sole Voting Power.

   10,000

6. Shared Voting Power.

   2,820,434

7. Sole Dispositive Power.

   10,000

8. Shared Dispositive Power.

   2,872,909

9. Aggregate Amount Beneficially Owned by Each Reporting Person.

   2,872,909

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares (See Instructions).

    N/A

11. Percent of Class Represented by Amount in Row (9).

    5.4%

12. Type of Reporting Person (See Instructions).

    IN

--------------------
CUSIP No. 284868106
--------------------

Item 1.

  (a) Name of Issuer.

      Electric City Corporation

  (b) Address of Issuer's Principal Executive Offices.

      1280 Landmeier Road
      Elk Grove Village, Illinois 60007

Item 2.

  (a) Names of Persons Filing.

   (1) Dynamis Advisors, LLC
   (2) Investment Management of Virginia, LLC
   (3) Alexander H. Bocock
   (4) John H. Bocock
   (5) Frederic S. Bocock


   Attached as Exhibit A is a copy of an agreement between the persons filing (as specified above) that this Schedule 13G is being filed on behalf of each of them.

 (b) Address of Principal Business Office of each of the persons specified in 2(a) above:

     (1)(3)(4)(5)    310 Fourth Street NE, Suite 101
                     Charlottesville, Virginia 22902
     (2) 919 East Main Street, 16th Floor
         Richmond, Virginia 23219

 (c) Citizenship:

    (1) Dynamis Advisors, LLC - Virginia Limited
        Liability Company
    (2) Investment Management of Virginia, LLC -
        Virginia Limited Liability Company
    (3) Alexander H. Bocock - U.S.A.
    (4) John H. Bocock - U.S.A.
    (5) Frederic S. Bocock - U.S.A.

 (d) Title of Class of Securities

     common stock

 (e) CUSIP Number

     284868106

Item 3. If this statement is filed pursuant to
        Section 240.13d-1(b) or 240.13d-2(b) or (c), check
        whether the person filing is a:

  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
  (b)  [ ] Bank as defined in section 3(a)(6) of the Act
          (15  U.S.C.78c);
  (c)  [ ] Insurance company as defined in section
           3(a)(19)of the Act (15 U.S.C. 78c);
  (d)  [ ] Investment company registered under section
           8 of the Investment Company Act of 1940
          (15 U.S.C. 80a-8);
  (e)  [X]*An investment adviser in accordance with
           Section 240.13d-1(b)(1)(ii)(E);
  (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
  (g) [X]*A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
  (h)  [ ] A savings association as defined in Section
           3(b) of the Federal Deposit Insurance Act
          (12 U.S.C. 1813);
  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
           Company Act  of 1940 (15 U.S.C. 80a-3);
  (j)  [X]*Group, in accordance with
           Section 240.13d-1(b)(1)(ii)(J).

*Dynamis Advisors, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
Investment Management of Virginia, LLC is an investment adviser registered under Section 203 of the Investment
Advisers Act of 1940. Alexander H. Bocock is a
Member/General Partner and control person of Dynamis
Advisors, LLC and employee of Investment Management of Virginia, LLC. John H. Bocock and Frederic S. Bocock are Members/General Partners and control persons of Dynamis Advisors, LLC and Directors and control persons of Investment Management of Virginia, LLC.
Investment Management of Virginia, LLC, Alexander H.
Bocock, John H. Bocock, and Frederic S. Bocock are joining in this filing on Schedule 13G.

Item 4. Ownership.

   Reference is made to Items 5-11 on the cover sheets of this Schedule 13G.

   Dynamis Advisors, LLC and Investment Management of
   Virginia, LLC have been granted discretionary dispositive power over their respective clients' securities and in some instances have voting power over such securities. Any and all discretionary authority which has been delegated to Dynamis
   Advisors, LLC and Investment Management of
   Virginia, LLC may be revoked in whole or in part at any time. Alexander H. Bocock, John
   H. Bocock, and Frederic S. Bocock are joining this
   Schedule 13G and reporting beneficial ownership of the same securities beneficially owned by Dynamis
   Advisors, LLC as a result of their positions with Dynamis Advisors, LLC. See Item 8.

Item 5. Ownership of Five Percent or Less of a Class.

   N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  Dynamis Advisors, LLC and Investment Management of
  Virginia, LLC have discretionary authority over assets of Dynamis Advisor's and Investment Management of Virginia's clients respectively; accordingly, in each instance, only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.

  The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities is vested in the clients for which Dynamis Advisors, LLC and Investment Management of
  Virginia, LLC serves as investment advisor.
  Any and all discretionary authority which has been delegated to Dynamis Advisors, LLC and Investment
  Management of Virginia, LLC may be revoked in whole or in part at any time.

  Not more than 5% of the class of such securities is owned by any one of such clients of Dynamis Advisors, LLC, Investment Management of Virginia, LLC, Alexander
  H. Bocock, John H. Bocock, or Frederic S. Bocock.

Item 7. Identification and Classification of the
        Subsidiary Which Acquired the Security Being
        Reported on By the Parent Holding Company or
        Control Person.

   N/A

Item 8. Identification and Classification of Members of the Group.

   Dynamis Advisors, LLC, a Virginia limited liability
   company, is an investment adviser registered under
   Section 203 of the Investment Advisers Act of 1940.
   Investment Management of Virginia, LLC, a Virginia
   limited liability company, is an investment adviser
   registered under Section 203 of the Investment
   Advisers Act of 1940. Dynamis Advisors, LLC and
   Investment Management of Virginia, LLC are under
   common ownership.   Alexander H. Bocock, John H.
   Bocock and Frederic S. Bocock are Members/General
   Partners and control persons of Dynamis Advisors, LLC. Investment Management of Virginia, LLC,
   Alexander H. Bocock, John H. Bocock, and Frederic S.
   Bocock are joining in this Schedule 13G because, as a result of their positions with and ownership of securities of Dynamis Advisors, LLC, could be deemed to have voting and/or investment power with respect to the shares beneficially owned by Dynamis Advisors, LLC.
   Neither the filing of this joint Schedule 13G nor any information contained herein shall be construed as an admission by any party of his control or power to influence the control of Dynamis Advisors, LLC.

Item 9. Notice of Dissolution of Group.

   N/A

Item 10. Certification.

     By signing below each of the undersigned
   (i) certify that, to the best of their knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect and do not have any effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect; and(ii) hereby declare and affirm that the filing of this Schedule 13G shall not be construed as an admission that any of the reporting persons is the beneficial owner of the securities reported herein, which beneficial ownership is hereby expressly denied
    (except for such shares, if any, reported herein as beneficially owned by Dynamis Advisors, LLC for its own account or by Investment Management of Virginia, LLC for its own account or by Alexander H. Bocock, John H. Bocock or Frederic
    S. Bocock for each of their individual accounts and not as a result of their individual positions with and ownership of securities of Dynamis Advisors, LLC.

				SIGNATURE


After reasonable inquiry and to the best of each person's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2006

                       DYNAMIS ADVISORS, LLC
                       By: /s/ John H. Bocock
                       Signature


                       John H. Bocock, Member/GP/CCO
                       Name/Title

                       INVESTMENT MANAGEMENT OF
                        VIRGINIA, LLC
                       By: /s/ John H. Bocock
                       Signature


                       John H. Bocock, Director/CCO
                       Name/Title

                       INDIVIDUALS:

                       Alexander H. Bocock
                       By: /s/ Alexander H. Bocock
                       Signature


                       Alexander H. Bocock
                       Name/Title

                       John H. Bocock
                       By: /s/ John H. Bocock
                       Signature


                       John H. Bocock
                       Name/Title

                       Frederic S. Bocock
                       By: /s/ Frederic S. Bocock
                       Signature


                       Frederic S. Bocock
                       Name/Title

EXHIBIT A
JOINT FILING AGREEMENT

   In accordance with Rule 13d-1(k) under the Securities
   Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting persons of a statement on Schedule 13G
   (including amendments thereto) with respect to the Common Stock of Electric City Corporation and that this Agreement be included as an Exhibit to such joint filing.

   This agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 13th day of February, 2006.


                       DYNAMIS ADVISORS, LLC
                       By: /s/ John H. Bocock
                       Signature


                       John H. Bocock, Member/GP/CCO
                       Name/Title

                       INVESTMENT MANAGEMENT OF
                         VIRGINIA, LLC
                       By: /s/ John H. Bocock
                       Signature


                       John H. Bocock, Director/CCO
                       Name/Title

                       INDIVIDUALS:

                       Alexander H. Bocock
                       By: /s/ Alexander H. Bocock
                       Signature


                       Alexander H. Bocock
                       Name/Title

                       John H. Bocock
                       By: /s/ John H. Bocock
                       Signature


                       John H. Bocock
                       Name/Title

                       Frederic S. Bocock
                       By: /s/ Frederic S. Bocock
                       Signature


                       Frederic S. Bocock
                       Name/Title


Gary T. Clark, a portfolio manager and employee of Dynamis Advisors, LLC has a private investment in the issue referenced in this filing. All persons on whose behalf this filing is being submitted disclaim beneficial ownership and voting power over such securities.